UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
☒    Filed by the Registrant                     ☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Vertex Pharmaceuticals Incorporated

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.
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SUPPLEMENT TO THE PROXY STATEMENT OF VERTEX PHARMACEUTICALS INCORPORATED FILED APRIL 2, 2026 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2026

The following information relates to the proxy statement (the “Proxy Statement”) of Vertex Pharmaceuticals Incorporated (the “Company”), filed April 2, 2026, and furnished to shareholders of the Company in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for the 2026 annual meeting of shareholders to be held on May 13, 2026 at 9:00 a.m. Eastern Time, and any adjournment or postponement thereof (the “2026 Annual Meeting”). This supplement to the Proxy Statement describes recent changes in the proposed nominees for election to the Board and should be read in conjunction with the Proxy Statement. Other than as described in this supplement, the information provided in the Proxy Statement remains unchanged and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On April 28, 2026, Suketu Upadhyay informed the Board of his decision not to stand for re-election as a director of the Company at the 2026 Annual Meeting. Mr. Upadhyay has recently been named the forthcoming Chief Financial Officer of Incyte Corporation. Mr. Upadhyay will continue to serve on the Board until the time of the 2026 Annual Meeting. Mr. Upadhyay’s decision to depart from the Board was due to scheduling conflicts associated with his new role at Incyte Corporation and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board intends to reduce the size of the Board to ten members following the departure of Mr. Upadhyay.

Mr. Upadhyay had been included as a nominee of the Board in the Company’s definitive proxy statement and proxy card for the 2026 Annual Meeting. In light of his anticipated departure from the Board, Mr. Upadhyay is no longer standing for re-election to the Board at the 2026 Annual Meeting, and the Company’s proxy materials are hereby deemed amended to remove Mr. Upadhyay as a nominee for the 2026 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Mr. Upadhyay as he is no longer standing for re-election, and the Company’s shareholders eligible to vote at the 2026 Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the 2026 Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the 2026 Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Upadhyay will not be voted with respect to his election but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2026 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions disregarding Mr. Upadhyay’s name as a nominee for election as director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,
Joy Liu
Executive Vice President, Chief Legal Officer and Secretary